EXHIBIT 10.5
CRAWFORD & COMPANY
THE GARDEN CITY GROUP, INC.
Employment Agreement for David A. Isaac
Effective January 1, 2006

CRAWFORD & COMPANY
THE GARDEN CITY GROUP, INC.
Employment Agreement for David A. Isaac
Effective January 1, 2006
     THIS EMPLOYMENT AGREEMENT by and among Crawford & Company, a Georgia corporation (the “Company”), The Garden City Group, Inc., a Delaware corporation wholly owned by the Company (“GCG”), and David A. Isaac (“Executive”) became effective as of January 1, 2006 (the “Effective Date”). This Employment Agreement (the “Agreement”) has been executed and entered into by all of the parties hereto on September 19, 2006 (the “Signing Date”).
WITNESSETH
     WHEREAS, the Company and GCG desire that Executive be employed as Chief Executive Officer of GCG, and Executive desires to accept such employment, on the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and adequacy of which the parties each hereby acknowledge, the Company, GCG and Executive hereby agree as follows:
1.	Employment.
     GCG hereby agrees to employ Executive as its Chief Executive Officer, and Executive hereby agrees to accept such employment during the Term as defined in Section 2 (subject to Sections 6 and 7) and to serve in such capacities from and after January 1, 2006, upon the terms and conditions set forth in this Agreement. Prior to January 1, 2006, Executive served as President of GCG, pursuant to the terms of an employment agreement dated as of January 1, 2002 (the “Prior Employment Agreement”). The Prior Employment Agreement is superseded in its entirety by this Agreement, and shall have no further effect after December 31, 2005; provided, however, that (i) Executive’s employment by GCG is a continuation of his employment under the Prior Employment Agreement; (ii) any payments to Executive made under the Prior Employment Agreement for services in 2006 shall be credited against the obligations of GCG or the Company hereunder (subject to Section 4(d)); and (iii) Executive remains entitled to all rights and benefits accrued under the Prior Employment Agreement as of December 31, 2005 to the extent such rights and benefits remain unpaid and to the extent such rights and benefits are not duplicated under this Agreement.
2.	Term.
     The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on January 1, 2006 and ending on December 31, 2010 and any period of extension thereof in accordance with this Section 2, except that the Term will end at a date, prior to the end of such period or extension thereof, specified in Section 6 or 7 in the event of termination of Executive’s employment. The Term, if not previously ended, shall be extended automatically without further action by either party by one additional year (added to the end of the Term) first on December 31, 2010 (extending the Term to December 31, 2011) and on each succeeding December 31 thereafter, unless either party shall have served written notice in accordance with Section 12(d) upon the other party on not later than the August 31 before the December 31 extension date electing not to extend the Term further as of that December 31 extension date, in which case employment shall terminate on that December 31 and the Term shall end at that date, subject to earlier termination of employment and earlier termination of the Term in accordance with Section 6 or 7. The foregoing notwithstanding, in the event there occurs a Change of Control during the Term, the Term will extend until the later of December 31, 2012 or the date two years after the Change of Control (subject to Section 6 or 7), and, in the latter case, the Term will be automatically extended at any non-December 31 termination date (i.e., the date two years after the Change of Control, if applicable) to the next December 31 unless either party shall have served written notice 120 days before that non-December 31 termination date (in the manner specified in this Section 2) not to extend the Term at that date.
3.	Offices and Duties.
     The provisions of this Section 3 will apply during the Term, except as otherwise provided in Section 7(b) and 7(d):
     (a) Generally. Executive shall serve as the Chief Executive Officer of GCG. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Chief Executive Officer of GCG, with his principal area of authority and responsibility being for all daily activities and/or the direction of daily activities regarding all operations of GCG. Executive shall also have authority and responsibility for marketing GCG’s services to clients and prospective clients, providing advice and assistance in enhancing GCG’s services to meet the needs of new clients or prospective clients, and enhancing GCG’s position in the marketplace. Executive shall devote his full business time and attention, and his best efforts, skills, abilities, experience, and talent, to the position of Chief Executive Officer of GCG and for the businesses of GCG, except that Executive (i) may make personal and family investments which are not in conflict with his duties hereunder and manage personal and family financial and legal affairs, (ii) undertake public speaking engagements, and (iii) serve as a director of (or similar position with) any educational, charitable, community, civic, religious, or similar type of organization, so long as such activities (i.e., those listed in clauses (i) through (iii)) do not preclude or render unlawful Executive’s employment or service to GCG or otherwise materially conflict with the performance of Executive’s duties under this Agreement or impair the business of GCG, the Company or any of their subsidiaries. The existence of any such material conflict shall be determined in good faith by the GCG Board. Executive will report directly to the Chairman of the Board of GCG and to the President of the Company and the Executive Vice President of the Company who is overseeing the GCG business. Executive’s title, position, duties, responsibilities and authorities set forth in this Section 3(a) are material provisions of this Agreement.
     (b) Place of Employment. Executive’s principal place of employment shall be in the New York City metropolitan area. Executive shall perform his duties from such location, except for business travel. The provisions of this Section 3(b) are material provisions of the Agreement.
4.	Salary, Annual Incentive Compensation, Commissions and True-Up.

     As partial compensation for the services to be rendered hereunder by Executive, GCG agrees to pay to Executive during the Term the compensation set forth in this Section 4.
     (a) Base Salary. GCG will pay to Executive during the Term a base salary at the annual rate of $600,000, payable in accordance with GCG’s usual payroll practices with respect to senior executives (with transition payments to cover periods prior to the Signing Date, and subject to any permitted deferrals under GCG or Company deferral plans). Executive’s annual base salary shall be reviewed by GCG at least annually during the Term, beginning in 2007, and, with the approval of the Company’s Executive Vice President or higher officer of the Company, may be increased above, but may not be reduced below, the then-current rate of such base salary. For purposes of this Agreement, “Base Salary” means Executive’s then- current base salary. Payment of unpaid Base Salary for the period from the Effective Date to the Signing Date shall be made together with the regularly scheduled salary payment for the payroll period which includes the first business day after the Signing Date.
     (b) Annual Incentive Compensation. GCG will pay to Executive annual incentive compensation for service during the Term, which shall offer to Executive an opportunity to earn additional compensation based upon performance in amounts determined in accordance with this Section 4(b). For each fiscal year of GCG during the Term, this annual incentive opportunity shall be in the form of a “Profit Participation,” entitling Executive to an annual incentive payment as follows:
For 2006:

Payment Level	Payment Amount	Required Annual Performance
Minimum	$250,000	10% growth in GCG pre-tax income
Target	$400,000	15% growth in GCG pre-tax income
Maximum	$600,000	20% growth in GCG pre-tax income
For 2007 and later years:

Payment Level	Payment Amount	Required Annual Performance
Minimum	$250,000	10% growth in three-year average GCG pre-tax income
Target	$400,000	15% growth in three-year average GCG pre-tax income
Maximum	$600,000	20% growth in three-year average GCG pre-tax income
Pre-tax income shall be determined based on pre-tax income of GCG determined in connection with the preparation of the Company’s audited financial statements determined in accordance with GAAP as applied by the Company in each relevant year. For this purpose (and for purposes of Section 5(a)(ii)), pre-tax income shall be determined before taxes but after expense (including expense for profit participations, equity awards, services paid for by the Company for the benefit of GCG (to be re-evaluated annually as agreed to by Executive and the Executive Vice President of the Company overseeing the GCG business), and interest on borrowed funds

(if any) at the Company’s prevailing rate of interest). For the 2006 performance year, growth shall be measured comparing the pre-tax income in 2006 to the 2005 pre-tax income target amount of $9.239 million. For the 2007 and later performance years, growth shall be measured comparing the pre-tax income in the relevant performance year to the average actual pre-tax income in the three preceding years (for this purpose, GCG’s actual pre-tax income, calculated in accordance with this Section 4(b), for 2005 was $17.606 million and for 2004 was $8.217 million). For cumulative performance between Minimum and Target or between Target and Maximum, straight-line interpolation will apply. For each year in the Term, no amount will be payable for cumulative performance less than 10% growth and the maximum amount payable will be $600,000. Payment of this annual incentive shall be required to be made by March 15 of the year following the performance year, provided, however, that if audited financial statements of the Company for the performance year have not been prepared and completed by March 15 of the following year due to circumstances unforeseeable at the Signing Date, the payment of the annual incentive shall be delayed until 15 days after delivery of such audited financial statements. This provision will be subject to Section 4(e) in the event of a merger or other acquisition affecting GCG.
     (c) Commissions on Fee Revenue. Executive will be entitled to a commission paid by GCG based on the gross fee revenues of GCG during the Term actually recognized on GCG’s books and records less reasonable reserves for bad debt, from cases and projects that commenced since the July 4,1996, net of pass-through expenses billed to clients, in an amount equal to three percent (3%) of such gross fee revenues per calendar year. For this purpose, fees shall include revenues earned by GCG related to advertising placed by GCG for clients and revenues earned from money management and cash deposit services, but shall exclude any revenues resulting from an acquisition or merger whenever recognized by GCG. These commissions will be earned when revenue is recognized on GCG’s books and records less bad debts, and will be payable by GCG to Executive semi-annually in January and July of each year; provided, however, that a quarterly payment will be made in October 2006, with any amount payable hereunder for periods in 2006 prior to the Signing Date in excess of commissions on fee revenue already paid in 2006 to be included in that quarterly payment. This provision will be subject to Section 4(e) in the event of a merger or other acquisition affecting GCG.
     (d) True-Up Payment for 2006. Following completion of 2006 and determination of payments due hereunder for 2006, if the Term did not end on or before December 31, 2006, the Company shall determine whether a payment (the “True-Up Payment”) is due under this Section 4(d) and shall promptly pay such amount. The True-Up Payment shall be equal to the following:
(A) The sum of the amounts that would have been payable to Executive for 2006 (including any amounts in fact paid) under Sections 4.2 and 4.3 of the Prior Employment Agreement, assuming it had remained in effect throughout 2006, minus the sum of (B) the amounts paid or payable under Sections 4(b) and 4(c) of this Agreement and (C) $250,000.
If the True-Up Payment amount is zero or a negative amount, no payment will be made under this Section 4(d) and no other adjustment will be made hereunder. Payment under this Section 4(d) will be due by the deadline for payment under Section 4(b).
     (e) Effect of Expansion of GCG Business Through Acquisition. In the event of a merger or acquisition by GCG or in the event of a disposition by GCG, the Company and Executive shall negotiate and agree upon adjustments to the determination of pre-tax income for purposes of Section 4(b) and 5(a)(ii) and in the provision for commissions on fee revenue under Section 4(c) so as to preserve the incentive opportunities provided hereunder, subject to the following:
(i)	Such adjustments shall be considered and agreed upon together with, and shall be generally consistent with, adjustments to GCG’s Incentive Compensation Bonus Pool (the “ICBP”) or any successor thereto.

(ii)	In adjusting commissions on fee revenues under Section 4(c), with regard to cases and projects of a company acquired by or merged with GCG, Executive will be entitled to commissions hereunder in respect of fee revenues resulting from additions and extensions of such cases and projects acquired and on any new cases or projects of such acquired company, but the existing cases and projects at the time of the acquisition (including the scope thereof and expected revenues) shall be documented in writing at the time of the acquisition in a manner satisfactory to the Company and Executive in order to establish that an event thereafter should be deemed an addition or extension to any such case or project).

(iii)	If the Company, GCG, and Executive cannot agree upon the appropriate manner for adjusting the incentive opportunities affected by such a merger or acquisition or disposition within 90 days after completion of the transaction, the parties agree that they will submit to mediation leading to binding arbitration (any such arbitration to be in accordance with Section 11 (b)). No dispute under this Section 4(e) other than failure to comply with a binding agreement resolving the issues under this Section 4(e) (including but not limited to as a result of mediation or arbitration) shall constitute Cause under Section 8(a) or Good Reason under Section 8(e) hereof.

5.	Long-Term Compensation, Including Restricted Stock, PSUs, Benefits, and Expense Reimbursement, and Other Provisions.
     (a) Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all long-term executive compensation plans and programs intended for general participation by senior executives of GCG, as presently in effect or as they may be modified or added to by GCG or the Company from time to time, subject to the eligibility and other requirements of such plans and programs. In addition to the foregoing:
(i)	Restricted Stock. The Company shall grant Executive, as of the Signing Date (i.e., the date that this Agreement has been executed by all of the parties hereto), 25,000 shares of Restricted Stock under and subject to the terms of the Company’s Executive Stock Bonus Plan (the “Restricted Stock”). The Restricted Stock shall vest in full on January 1, 2007, subject to accelerated vesting upon a Change of Control or as otherwise provided in this Agreement. Restricted Stock shall be subject to adjustment in the event of a corporate transaction, in accordance with Section 10 of the Executive Stock Bonus Plan. Other terms of the Restricted Stock shall be governed by the Executive Stock Bonus Plan and the Restricted Stock Agreement thereunder.

(ii)	Performance Share Units. The Company shall grant to Executive as of the Signing Date an award of Performance Share Units (the “PSUs”) under the Company’s Executive Stock Bonus Plan, as follows (See attachment entitled “Performance Shares Award Accounting Impact Summary”):

Target PSUs Granted: 250,000.

Performance Goal: Compound annual growth rate (CAGR) in GCG’s pre-tax income in the 2006 — 2010 period. Pre-tax income will be determined in the same manner as under Section 4(b) (and subject to Section 4(e)), with growth measured comparing the pre-tax income in each performance period to the target 2005 pre-tax income amount of $9.239 million.

Opportunity to Earn PSUs: The PSUs will be earned based on performance in two different performance periods, 2006 — 2008 and 2006 — 2010, as specified below; provided, however, that no PSUs will be earned unless pre-tax income in either 2007 or 2008 (in respect of the 2006 — 2008 performance period) or pre- tax income in either 2007, 2008, 2009 or 2010 (in respect of the 2006 – 2010 performance period) exceeds the 2005 pre-tax income target amount (except any payout under Section 6 or 7 shall not be subject to this proviso). For performance between Minimum and Target or between Target and Maximum in each performance period, straight-line interpolation will apply.

For the 2006 — 2008 performance period:

		Required Performance
Earning Level	PSUs Earned	(2006 -2008)
Minimum	75,000	10% CAGR in GCG pre-tax income
Target	150,000	15% CAGR in GCG pre-tax income
Maximum	187,200	20% CAGR in GCG pre-tax income
For the 2006 — 2010 performance period:

Required Performance
Earning Level	PSUs Earned	(2006-2010)
Minimum	125,000 minus number of PSUs earned for 2006 - 2008 performance period	10% CAGR in GCG pre-tax income
Target	250,000 minus number of PSUs earned for 2006 - 2008 performance period	15% CAGR in GCG pre-tax income
Maximum	250,000 minus number of PSUs earned for 2006 - 2008 performance period	20% CAGR in GCG pre-tax income

Service-based vesting and settlement of PSUs: PSUs earned for the 2006 – 2008 performance period will become vested if Executive has been continuously employed by GCG or the Company through December 31, 2008, and the vested PSUs up to the Target level will be settled by delivery of one share for each PSU not later than March 15, 2009; provided, however, that if audited financial statements of the Company have not been prepared and completed by March 15, 2009 due to circumstances unforeseeable at the Signing Date, the PSUs shall not be settled until 15 days after delivery of such audited financial statements. Subject to Section 5(e), the PSUs earned for the 2006 – 2008 performance period in excess of the Target level will be settled by delivery of one share for each PSU at the time PSUs earned for the 2006 – 2010 performance period are settled, but not later than March 15, 2011.

PSUs earned for the 2006 – 2010 performance period will become vested if Executive has been continuously employed by GCG or the Company through December 31, 2010, and will be settled by delivery of one share for each PSU not later than March 15, 2011; provided, however, that if audited financial statements of the Company have not been prepared and completed by March 15, 2011, due to circumstances unforeseeable at the Signing Date, the PSUs for the 2006 – 2010 performance period shall not be settled until 15 days after delivery of such audited financial statements. Any PSUs not earned and vested as of December 31, 2010 shall be forfeited.
Accelerated vesting and settlement upon a Change of Control. In the event of a Change of Control during the Term, the PSUs (including the Supplemental PSU grant described below, if it has been granted at the time of the Change of Control) shall be deemed to be earned in accordance with the provisions above relating to the 2006 – 2010 performance period (including provisions for subtraction of PSUs earned in 2006 – 2008 performance period, if any) based on CAGR from the beginning of the period through the date of the Change of Control (determined in good faith by the Company’s Board), with all earned PSUs, together with any PSUs previously earned in the 2006 – 2008 performance period (including PSUs earned for above-Target performance) to be vested and settled upon occurrence of the Change of Control. Any unvested PSUs shall continue to be subject to the provisions of Section 5(a)(ii) or shall be replaced with an incentive arrangement providing for comparable incentive opportunities.
The foregoing (and other provisions of this Agreement) notwithstanding, Executive will be entitled to any more favorable terms applicable to the PSUs under Section 11 of the Executive Stock Bonus Plan.

Other terms. PSUs shall be subject to adjustment in the event of a corporate transaction, in accordance with Section 10 of the Executive Stock Bonus Plan. Other terms of the PSUs shall be governed by the Executive Stock Bonus Plan and the Performance Share Units Agreement thereunder.

Supplemental PSU grant. The Company will consider the grant to Executive a supplemental award of PSUs during the first two months of 2007, if Executive remains employed at the time of the grant. Such award of PSUs, would give Executive the opportunity to earn an additional 62,000 PSUs for performance in a 2007 – 2010 performance period, less the number of PSUs in excess of 125,000 earned for the 2006 – 2008 performance period. Such supplemental PSUs will be earned based on a level of performance as specified by the Committee but not exceeding the performance that would be required in the remainder of the 2006 – 2010 performance period in order that CAGR in GCG pre-tax income in the 2006 – 2010 performance period would fall between 15% (minimum) and 20% (maximum). The supplemental PSU award will be deemed earned by straight-line interpolation between the minimum performance and maximum performance, which shall determine the portion of the 62,000 PSUs earned (e.g., performance that exceeds the minimum level by 20% of the difference between minimum and maximum will mean the gross number of the supplemental PSUs earned is 12,400), subject to a maximum overall limitation of PSUs earned for the 2006 – 2010 performance period equal to the sum of the PSUs and supplemental PSUs earned for such performance period less the number of PSUs earned for the 2006 – 2008 performance period.

Pro rata earning of PSUs. To determine the number of PSUs earned and to be settled on a pro rata basis in circumstances in which a payout of pro rata PSUs is authorized under Section 6 or 7, the following procedure for calculating the pro rata payouts will apply: First, the gross number of PSUs deemed to be earned shall be calculated in accordance with the provisions of Section 5(a)(ii) for the 2006 – 2008 performance period, if termination occurs before 2009, and also (in all cases if termination occurs in the period 2006 – 2010) for the 2006 – 2010 performance period, in each case based on CAGR from January 1, 2006 through the date of the termination event (determined in good faith by the Company’s Board). For purposes of this pro rata earning calculation, the gross number of PSUs potentially earnable for Maximum performance in the 2006 – 2010 performance period shall be deemed to be 312,000 (rather than 250,000), regardless of whether the supplemental PSUs have been granted, provided that, if the supplemental PSUs have not been granted, the maximum pro rated number of PSUs that may be deemed earned is 250,000. Second, there shall be subtracted from the gross number of PSUs deemed earned for the 2006 – 2010 performance period that number of PSUs actually earned in respect of the 2006 – 2008 performance period, if the 2006 – 2008 performance period has been completed, or, if not, the gross number of such PSUs that would have been earned for the 2006 – 2008 performance period calculated under this provision (without regard to proration). Third, if the 2006 – 2008 performance period has not been completed, the gross number of PSUs with respect to that performance period shall be pro rated by multiplying the number of PSUs determined by a fraction the numerator of which is the number of days Executive was employed from January 1, 2006 through the date of termination and the denominator of which is the number of days in the 2006 – 2008 performance period. Fourth, the number of PSUs for the 2006 – 2010 performance period determined under the second step shall be pro rated by multiplying that number of PSUs by a fraction the numerator of which is the number of days Executive was employed from January 1, 2006 through the date of termination and the denominator of which is the number of days in the 2006 – 2010 performance period. Fifth: The sum of the number of PSUs determined under the third and fourth steps (together with any PSUs actually earned and vested for the 2006 – 2008 performance period in excess of the Target level but not previously settled) will be settled as promptly as practicable by delivery of shares to Executive (or his estate), subject to Section 5(e). Unearned PSUs will be forfeited. The supplemental PSUs will not be separately taken into account in this pro rationing provision).

(iii)	Stock Options/Equity Awards. Executive shall be entitled to participate in the stock option or other equity award plans of the Company.
     (b) Employee and Executive Benefit Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all employee and executive benefit plans and programs of GCG or the Company, as presently in effect or as they may be modified or added to by GCG or the Company from time to time, if and to the extent such plans are generally available to other senior executives or employees of GCG, subject to the eligibility and other requirements of such plans and programs, including without limitation plans providing retirement benefits, medical insurance and health benefits, life insurance, disability insurance, accidental death or dismemberment insurance, and welfare benefits, as well as savings, profit-sharing, and stock ownership plans.
     In furtherance of and not in limitation of the foregoing, during the Term, GCG, at its own expense, will provide the following benefits to Executive:
(i)	Vacation. Executive will participate as the Chief Executive Officer of GCG in GCG executive and employee vacation and time-off programs; provided that Executive shall be entitled to a minimum of four weeks of vacation per year, exclusive of GCG holidays;

(ii)	Life Insurance. In addition to $500,000 life insurance policy currently maintained for Executive, Executive shall be entitled to a life insurance policy providing a death benefit of $1.0 million (collectively with current policy, $1.5 million), provided that the cost of the additional policy shall not exceed standard rates. If the cost of such an additional policy would exceed standard rates, Executive shall be entitled to an additional life insurance policy providing the largest death benefit that can be purchased for an amount equal to the standard-rate cost of the $1.0 million policy.

(iii)	Short-Term Disability. Executive shall be entitled to a short-term disability benefit of 60% of Base Salary for up to six months.

(iv)	Long-Term Disability. Executive shall be entitled to long-term disability insurance, with a monthly benefit of $15,000 to Executive for the duration of the disability (up to age 65 or, for such longer period permitted under GCG’s long-term disability policy), commencing with the expiration of short-term disability benefits.

(v)	Car Expense. Executive shall be entitled to $1,000 per month to cover the costs of an automobile and associated insurance.
GCG and the Company shall have the right to purchase key man or other insurance on the life of Executive to fund welfare and employee benefits (including the obligations under this Section 5b).
     (c) Reimbursement of Expenses. GCG will promptly reimburse Executive for all out-of-pocket business expenses and disbursements reasonably incurred by Executive in the performance of Executive’s duties during the Term, subject to Executive’s furnishing GCG with evidence reasonably satisfactory to GCG (such as receipts) substantiating the claimed expenditures (such expenses being commensurate with the office and executive position of Executive hereunder) in accordance with GCG’s reimbursement policies as in effect from time to time.
     (d) Company Registration Obligations. The Company will use its best efforts, at its own expense, to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended (the “1933 Act”), the offer and sale of shares by the Company to Executive pursuant to stock options, the Restricted Stock, PSUs and any other equity-based awards granted to Executive under the Executive Stock Bonus Plan, other Company plans or apart from a Company plan. In addition, (i) if shares of Company stock are acquired by Executive under this Agreement in a transaction resulting in the acquired shares being “restricted securities” for purposes of the 1933 Act, (ii) if Rule 144 under the 1933 Act is not available for the sale by Executive of his Company stock acquired under this Agreement, or (iii) if Executive’s aggregate holdings of Company stock exceed the then applicable volume limitation under Rule 144 under the 1933 Act such that such holdings could not be promptly resold (i.e., within a three-month period) under Rule 144, the Company will, upon request of Executive, use its best efforts to file a registration statement (or amend a previously filed registration statement) registering the reoffer and resale of shares acquired by Executive from the Company pursuant to this Agreement and thereafter to maintain the registration statement in effect (including a current reoffer prospectus) for a period of one year.
     (e) Limitations Under Code Section 409A. In the event that, as a result of Section 409A of the Internal Revenue Code (the “Code”) (and any related regulations or other pronouncements), any of the payments that Executive is entitled to under the terms of this Agreement or any other plan or arrangement of GCG or the Company involving deferred compensation (as defined under Code Section 409A) may not be made at the time contemplated by the terms thereof without causing Executive to be subject to constructive receipt at a date prior to actual payment and/or an income tax penalty and interest and the timing of payment is the sole cause of such adverse tax consequences, GCG or the Company will make such payment on the first day permissible under Code Section 409A without Executive incurring such adverse tax consequences (such delay will not affect the timing of any installments or other payments otherwise payable after the six-month delay period imposed under Section 409A). In particular, with respect to any payment triggered by termination of employment hereunder, in the event of any delay in the payment date as a result of Code Section 409A(a)(2)(A)(i) and (B)(i), GCG or the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank. In addition, other provisions of this Agreement or any other such plan or arrangement notwithstanding, GCG and the Company shall have no right to accelerate or delay any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.
6.	Termination Due to Death or Disability.
     (a) Death. In the event of Executive’s death which results in the termination of Executive’s employment, the Term will terminate, all obligations of GCG, the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after death, and GCG or the Company will pay Executive’s estate (which term includes a beneficiary in any case in which a beneficiary is validly designated), and Executive’s estate will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 8(c));

(ii)	Executive’s estate shall continue to receive payment of Executive’s Base Salary for six months after death;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s death occurred, an amount equal to the annual incentive compensation that was payable in the previous year (or would have been payable in 2005 if death occurs in 2006) multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of his death and the denominator of which is 365;

(iv)	The Restricted Stock granted under Section 5(a)(i) and not previously vested will vest in an amount equal to the total number of shares of Restricted Stock granted multiplied by a fraction the numerator of which is the number of days Executive was employed since January 1, 2006 and the denominator of which is 365. Such vested shares will be delivered to the authorized representatives of Executive’s estate as promptly as practicable;

(v)	The True-Up Payment shall be payable in accordance with the formula in Section 4(d), except that any payment to Executive under this Section 6(a) of an amount provided for or calculated under Section 4(b) or 4(c) or in lieu of such an amount shall be treated as a payment under Sections 4(b) and 4(c);

(vi)	PSUs granted under Section 5(a)(ii) and not previously vested under Section 5(a)(ii) as a result of a Change of Control or forfeited will be deemed earned on a pro rata basis and settled as specified under the subheading “Pro rata earning of PSUs” in Section 5(a)(ii);

(vii)	For a period of two years after Executive’s death, Executive’s estate shall be paid commissions pursuant to Section 4(c) hereof on any fee revenue derived from business that was initiated before the date of death, and shall be entitled to payment of the Profit Participation under Section 4(b) for the year of death and continuing during the period of two years after Executive’s death; provided that the Profit Participation payments initially payable hereunder shall be offset by the amount paid pursuant to Section 6(a)(iii), and the Profit Participation payable for the second calendar year following death will be prorated by determining the amount for the full year multiplied by a fraction the numerator of which is the number of days from January 1 of that year through the second anniversary of Executive’s death and the denominator of which is 365. For purposes of this provision, business is “initiated” if there is written documentation establishing a firm engagement for specified services of GCG on a particular case or otherwise documented under GCG’s current policy for opening a case; and

(viii)	All other rights to compensation following death payable by GCG or the Company to Executive’s estate, including benefits, shall be determined in accordance with the plans, policies and practices of GCG and the Company as then in effect.
     (b) Disability. GCG may terminate the employment of Executive hereunder due to the Disability (as defined in Section 8(d)) of Executive. Such employment shall terminate at the time a Notice of Termination is given (or at such later date as may be specified in the Notice of Termination), unless Executive has returned to service and presented to GCG a certificate of good health prior to such termination as specified in Section 8(d). Upon termination of employment due to Disability, the Term will terminate, all obligations of GCG, the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and GCG or the Company will pay Executive, and, subject to Executive’s continuing compliance with the terms of this Agreement, Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	Executive shall continue to receive payment of Executive’s Base Salary for six months after termination, reduced by any disability benefits paid in lieu of Base Salary under GCG’s or the Company’s employee benefit plans or programs then in effect;

(iii)	In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s termination occurred, an amount equal to the annual incentive compensation that was payable in the previous year (or would have been payable in 2005 if termination occurs in 2006) multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of his termination and the denominator of which is 365;

(iv)	The Restricted Stock granted under Section 5(a)(i) and not previously vested will vest in an amount equal to the total number of shares of Restricted Stock granted multiplied by a fraction the numerator of which is the number of days Executive was employed since January 1, 2006 and the denominator of which is 365. Such vested shares will be delivered to Executive as promptly as practicable;

(v)	The True-Up Payment shall be payable in accordance with the formula in Section 4(d), except that any payment to Executive under this Section 6(b) of an amount provided for or calculated under Section 4(b) or 4(c) or in lieu of such an amount shall be treated as a payment under Sections 4(b) and 4(c);

(vi)	PSUs granted under Section 5(a)(ii) and not previously vested under Section 5(a)(ii) as a result of a Change of Control or forfeited will be deemed earned on a pro rata basis and settled as specified under the subheading “Pro rata earning of PSUs” in Section 5(a)(ii);

(vii)	For a period of two years after Executive’s termination, Executive shall be paid commissions pursuant to Section 4(c) hereof on any fee revenue derived from business that was initiated before the date of termination, and shall be entitled to payment of the Profit Participation under Section 4(b) for the year of termination and continuing during the period of two years after Executive’s termination; provided that the Profit Participation payments initially payable hereunder shall be offset by the amount paid pursuant to Section 6(b)(iii), and the Profit Participation payable for the second calendar year following termination will be prorated by determining the amount for the full year multiplied by a fraction the numerator of which is the number of days from January 1 of that year through the second anniversary of Executive’s termination and the denominator of which is 365. For purposes of this provision, business is “initiated” if there is written documentation establishing a firm engagement for specified services of GCG on a particular case, or otherwise documented under GCG’s current policies for opening a case; and

(viii)	All other rights to compensation following termination due to Disability payable by GCG or the Company to Executive, including benefits, shall be determined in accordance with the plans, policies and practices of GCG and the Company as then in effect.
     (c) Other Terms of Payment Following Death or Disability. Nothing in this Section 6 shall limit the benefits payable or provided in the event Executive’s employment terminates due to death or Disability under the terms of plans or programs of GCG or the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 6 (except in the case of annual incentives in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Amounts payable under this Section 6 following Executive’s termination of employment, other than those expressly payable following determination of performance or otherwise expressly payable on a deferred basis, will be paid as promptly as practicable after such termination of employment, subject to Section 5(e).
7.	Termination of Employment For Reasons Other Than Death or Disability.
     (a) Termination by the Company for Cause or Voluntary Termination by Executive not for Good Reason. GCG may terminate the employment of Executive hereunder for Cause (as defined in Section 8(a)) at any time. Executive may terminate employment voluntarily without Good Reason at any time. At the time Executive’s employment is terminated for Cause or by Executive voluntarily without Good Reason, the Term will terminate, all obligations of GCG, the

Company and Executive under Sections 1 through 5 of this Agreement will immediately cease, and GCG or the Company will pay Executive, and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 8(c));

(ii)	All rights to any unpaid annual incentive award (Profit Participation) for the year of termination will be forfeited;

(iii)	All unvested stock options, unvested Restricted Stock, unvested PSUs and other unvested equity awards will be forfeited, and in other respects outstanding equity awards (such as vested options) will be subject to the terms under which the awards were granted; and

(iv)	All other rights to compensation following termination by GCG for Cause payable by GCG or the Company to Executive, including benefits, shall be determined in accordance with the plans, policies and practices of GCG and the Company as then in effect.
     (b) Termination by GCG Without Cause Not Related to a Change of Control. GCG may terminate the employment of Executive hereunder without Cause, if the date of termination is more than 3 months prior to and more than 12 months following a Change of Control, upon at least 30 days’ written notice to Executive. The foregoing notwithstanding, GCG may elect, by written notice to Executive, to terminate Executive’s positions specified in Sections 1 and 3 and all other obligations of Executive and GCG and the Company under Section 3 at a date earlier than the expiration of such 30-day period, if so specified by GCG in the written notice, provided that Executive shall be treated as an employee of GCG (without any assigned duties) for all other purposes of this Agreement, including for purposes of Sections 4 and 5, from such specified date until the expiration of such 30-day period. At the time Executive’s employment is terminated under this Section 7(b) (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of GCG, the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease (except as expressly provided below), and GCG or the Company will pay Executive, and, subject to Executive’s continuing compliance with the terms of this Agreement, Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	Executive shall continue to receive payment of Executive’s Base Salary for 12 months after termination;

(iii)	For a period of 12 months after Executive’s termination, Executive shall be paid commissions pursuant to Section 4(c) hereof on any fee revenue derived from business that was initiated before the date of termination, and shall be entitled to payment of the Profit Participation under Section 4(b) for the year of termination and continuing during the period of 12 months after Executive’s termination; provided, however, that the Profit Participation payable for the calendar year following termination will be prorated by determining the amount for the full year multiplied by a fraction the numerator of which is the number of days from January 1 of that year through the anniversary of Executive’s termination and the denominator of which is 365. For purposes of this provision, business is “initiated” if there is written documentation establishing a firm engagement for specified services of GCG on a particular case, or otherwise documented under GCG’s current policies for opening a case; and

(iv)	Executive and his eligible dependents shall be permitted to continue to participate in all health, medical and dental plans and programs maintained by GCG or the Company for 12 months after termination and shall pay, at the same cost to Executive as would apply if he remained an employee of GCG, all required contributions to maintain such coverage, following which time Executive and his eligible dependents will be entitled to the full COBRA continuation rights as if the end of such 12-month period was the date of Executive’s termination of employment; provided that coverage hereunder will cease (except for entitlement to rights under COBRA) at such time as coverage of the same general type is available from another employer of Executive;

(v)	The True-Up Payment shall be payable in accordance with the formula in Section 4(d), except that any payment to Executive under this Section 7(b) of an amount provided for or calculated under Section 4(b) or 4(c) or in lieu of such an amount shall be treated as a payment under Sections 4(b) and 4(c);

(vi)	The Restricted Stock granted under Section 5(a)(i) and not previously vested will vest in full, and such vested shares will be delivered to Executive as promptly as practicable;

(vii)	PSUs granted under Section 5(a)(ii) and not previously vested under Section 5(a)(ii) as a result of a Change of Control or forfeited will be deemed earned on a pro rata basis and settled as specified under the subheading “Pro rata earning of PSUs” in Section 5(a)(ii);

(viii)	The vesting, exercisability and forfeiture of outstanding stock options and other equity awards (excluding Restricted Stock and PSUs) will be governed by the terms of the applicable plans and award agreements (but subject to Section 5(e) hereof); and

(ix)	All other rights to compensation following termination under this Section 7(b) payable by GCG or the Company to Executive, including benefits, shall be determined in accordance with the plans, policies and practices of GCG and the Company as then in effect.
     (c) Termination by Executive for Good Reason Not Related to a Change of Control. Executive may terminate his employment hereunder for Good Reason, more than 3 months prior to a Change of Control or more than 12 months following a Change of Control, upon 30 days’ written notice to GCG; provided, however, that, if GCG or the Company has corrected the basis for such Good Reason within such 30-day period, Executive may not terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive’s notice of termination will automatically become null and void. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Company and

Executive under Sections 1 through 5 of this Agreement will immediately cease (except as expressly provided under this Section 7(c)), and GCG and the Company will pay Executive, and, subject to Executive’s continuing compliance with the terms of this Agreement, Executive will be entitled to receive, the payments and benefits specified in Section 7(b) above; provided, however, that if any such payment or benefit is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(c).
     (d) Termination by GCG Without Cause within 3 Months Prior to or 12 Months After a Change of Control. The Company may terminate the employment of Executive hereunder without Cause, simultaneously with or within 3 months prior to or 12 months following a Change of Control, upon at least 30 days’ written notice to Executive. The foregoing notwithstanding, GCG may elect, by written notice to Executive, to terminate Executive’s positions specified in Sections 1 and 3 and all other obligations of Executive and GCG and the Company under Section 3 at a date earlier than the expiration of such 30-day period, if so specified by GCG in the written notice, provided that Executive shall be treated as an employee of GCG (without any assigned duties) for all other purposes of this Agreement, including for purposes of Sections 4 and 5, from such specified date until the expiration of such 30-day period. At the time Executive’s employment is terminated under this Section 7(d) (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of GCG, the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease (except as expressly provided below), and GCG or the Company will pay Executive, and, subject to Executive’s continuing compliance with the terms of this Agreement, Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination;

(ii)	Executive shall continue to receive payment of Executive’s Base Salary for 18 months after termination;

(iii)	For a period of 18 months after Executive’s termination, Executive shall be paid commissions pursuant to Section 4(c) hereof on any fee revenue derived from business that was initiated before the date of termination, and shall be entitled to payment of the Profit Participation under Section 4(b) for the year of termination and continuing during the period of 18 months after Executive’s termination; provided, however, that the Profit Participation payable for the calendar year in which the 18-month period following termination ends will be prorated by determining the amount for the full year multiplied by a fraction the numerator of which is the number of days from January 1 of that year through the end of the 18-month period following Executive’s termination and the denominator of which is 365. For purposes of this provision, business is “initiated” if there is written documentation establishing a firm engagement for specified services of GCG on a particular case, or otherwise documented under GCG’s current policies for opening a case; and

(iv)	Executive and his eligible dependents shall be permitted to continue to participate in all health, medical and dental plans and programs maintained by

GCG or the Company for 18 months after termination and shall pay, at the same cost to Executive as would apply if he remained an employee of GCG, all required contributions to maintain such coverage, following which time Executive and his eligible dependents will be entitled to the full COBRA continuation rights as if the end of such 18-month period was the date of Executive’s termination of employment; provided that coverage hereunder will cease (except for entitlement to rights under COBRA) at such time as coverage of the same general type is available from another employer of Executive;

(v)	The True-Up Payment shall be payable in accordance with the formula in Section 4(d), except that any payment to Executive under this Section 7(d) of an amount provided for or calculated under Section 4(b) or 4(c) or in lieu of such an amount shall be treated as a payment under Sections 4(b) and 4(c);

(vi)	The Restricted Stock granted under Section 5(a)(i) and not previously vested will vest in full, and such vested shares will be delivered to Executive as promptly as practicable;

(vii)	PSUs granted under Section 5(a)(ii) and not previously vested under Section 5(a)(ii) as a result of the Change of Control or forfeited will be deemed earned on a pro rata basis and settled as specified under the subheading “Pro rata earning of PSUs” in Section 5(a)(ii);

(viii)	All unvested stock options that have an exercise price less than the fair market value of the Company’s common stock at the date of the Change of Control or the subsequent termination of employment will become immediately vested, and in other respects the exercisability, termination and forfeiture of outstanding stock options and other equity awards (excluding Restricted Stock and PSUs) will be governed by the terms of the applicable plans and award agreements (but subject to Section 5(e) hereof); and

(ix)	All other rights to compensation following termination under this Section 7(b) payable by GCG or the Company to Executive, including benefits, shall be determined in accordance with the plans, policies and practices of GCG and the Company as then in effect.
If any payment or benefit under this Section 7(d) is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination and if the Company has purported to reduce Base Salary or other level of compensation or benefits prior to such termination in a manner that would constitute Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(d).
     The parties hereto agree that the payments in a total amount not less than the amounts provided under clauses (ii) and (iii) for the 12-month period following termination and the value of benefits provided at Company and GCG cost under clause (iv) above represent fair compensation to Executive for Executive’s non-competition obligations under Section 10(a).

     (e) Termination by Executive for Good Reason Within 3 Months Prior to or 12 Months After a Change of Control. Executive may terminate his employment hereunder for Good Reason, simultaneously with or within 3 months prior to or 12 months following a Change of Control, upon 30 days’ written notice to GCG; provided, however, that, if GCG or the Company has corrected the basis for such Good Reason within such 30-day period, Executive may not terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive’s notice of termination will automatically become null and void. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease (except as expressly provided under this Section 7(e)), and GCG and the Company will pay Executive, and, subject to Executive’s continuing compliance with the terms of this Agreement, Executive will be entitled to receive, the payments and benefits specified in Section 7(d) above; provided, however, that if any such payment or benefit is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(e). Except for the foregoing, other provisions of Section 7(d) (including the final paragraph thereof) apply equally under this Section 7(e).
     (f) Other Terms Relating to Certain Terminations of Employment. Whether a termination is deemed to be at or following a Change of Control for purposes of Sections 7(b), (c), (d), or (e) is determined at the date of termination, regardless of whether the Change of Control had occurred at the time a notice of termination was given. In the event Executive’s employment terminates for any reason set forth in Section 7(b) through (e), Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7 (except in the case of annual incentives in lieu of which amounts are paid hereunder). Amounts payable under this Section 7 following Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid as promptly as practicable after such a termination of employment, and such amounts payable under Section 7(d) or 7(e) will be paid in no event later than 15 days after Executive’s termination of employment unless not determinable within such period, subject in all cases to Section 5(e).
8.	Definitions Relating to Termination Events.
     (a) “Cause”. For purposes of this Agreement, “Cause” shall mean the following (subject to Section 4(e)(iii)):
(i)	Executive’s refusal or willful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or disability), after demand for substantial performance is delivered by GCG that specifically identifies the manner in which GCG believes Executive has not substantially performed his duties;

(ii)	Executive’s dishonesty or misappropriation with regard to GCG or the Company which has a significant adverse effect on the business or reputation of GCG or the Company, or fraud with regard to GCG or the Company or their assets or business;

(iii)	Executive’s conviction of or the pleading of nolo contendere with regard to a felony (other than a traffic violation) or any other crime involving, in the sole discretion of the Company’s Board, moral turpitude;

(iv)	Executive’s material breach of fiduciary duty owed to GCG or the Company;

(v)	Executive’s gross negligence or material and willful misconduct with regard to GCG or the Company or their assets, business or employees;

(vi)	The refusal of Executive to follow the lawful written directions of the Board of GCG or the Board of the Company, or an Executive Vice President or higher officer of the Company, which are consistent with the duties and authorities of Executive set forth in this Agreement and not inconsistent with other written directions of the Board of GCG or Board of the Company or such an Executive Vice President or higher officer of the Company; or

(vii)	Any other material breach by Executive of a material provision of this Agreement;
provided, however, that GCG and the Company shall give written notice to Executive of the existence of circumstances that would constitute Cause and, with respect to grounds other than under clause (ii) or (iii) above, Executive shall have a period of 30 days in which to fully cure such Cause, with Cause being deemed to exist only if it exists at the end of such cure period; and provided further, that GCG and the Company shall be under no obligation to provide Executive with this 30-day period to cure if to do so would threaten to substantially impair the assets, business, or intellectual or proprietary rights of GCG or the Company in the reasonable judgment of the Board of the Company.
For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief (based upon an objective reasonable person standard) that Executive’s action or omission was in the best interest of GCG and the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the GCG Board or Company Board or based upon the advice of counsel for GCG or the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of GCG and the Company.
     (b) “Change of Control”. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if, during the Term:
(i)	Any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) as modified and used in Sections 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) any corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the Company’s then outstanding voting securities;

(ii)	During any period of not more than two (2) consecutive years, not including any period prior to the effective date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Company Board”), and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section), whose election by the Company Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	There is consummated a merger or consolidation of the Company with any corporation, other than (A) a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation in which no Person acquires 25% or more of the combined voting power of the Company’s or such surviving or parent entity’s then outstanding securities;

(iv)	The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), and thereafter the Company has substantially completed such liquidation or sale or disposition of assets transaction; or

(v)	There is consummated a sale or exchange of securities of GCG (or a successor entity), a merger or consolidation of GCG (or a successor entity) or a sale of all or substantially all of the assets of GCG (or a successor entity) with the result that, immediately after such transaction, the Company is not the direct or indirect beneficial owner of an 80% equity interest in a business entity (whether GCG or a successor entity) engaged in the business GCG (or the successor entity) was engaged in prior to the transaction, with such equity interest comprising at least 80% of the voting power of all voting securities and a right to equity distributions and distributions of remaining assets upon liquidation of at least 80%;
provided, however, that no event specified in clause (i) through (v) above shall be deemed to be a Change of Control if Executive, apart from his position as a stockholder of the Company or officer of GCG (or a successor entity), is a sponsor of the Person the actions of which substantially resulted in the Change of Control (i.e., Executive initiates, and participates with the principal party (other than the Company and GCG) engaged in, the transaction resulting in a Change of Control, unless such initiation was at the request of the Company).
     (c)“Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:
(i)	The unpaid portion of Base Salary at the rate payable, in accordance with Section 4(a) hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with GCG’s regular pay schedule;

(ii)	All earned and unpaid and/or vested and nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements of GCG or the Company (including any Profit Participation or commissions on fee revenue earned through the date of termination but not yet paid and any PSUs vested at the date of termination but not yet settled), payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)	Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 5(c), in accordance GCG’s reimbursement policies as in effect at the date of such termination.
     (d) “Disability”. For purposes of this Agreement, “Disability” means Executive’s disability that would entitle Executive to receive full long-term disability benefits under GCG’s or the Company’s long-term disability plans (whichever applies to Executive), provided that no “Disability” shall be deemed to have arisen until any applicable waiting period for benefits has been satisfied. At any time that GCG or the Company does not maintain such a long-term disability plan, “Disability” shall have the meaning under the long-term disability policy presently covering Executive.
     (e) “Good Reason”. For purposes of this Agreement (and subject to Section 4(e)(iii)), “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the notice of termination given in respect thereof:
(i)	The assignment to Executive of duties inconsistent with Executive’s position and status hereunder, or an alteration, adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 3 or otherwise hereunder; except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, death, or as a result of action by or with the consent of Executive;

(ii)	A reduction by GCG or the Company (or a successor or permitted assignee of GCG’s obligations under this Agreement) in Executive’s Base Salary or compensation opportunities, in the aggregate, under this Agreement; or

(iii)	Any failure by GCG or the Company (or a successor or permitted assignee of GCG’s obligations under this Agreement) to comply with any other material provision of this Agreement;
provided, however, that an event will constitute Good Reason only if Executive has given notice of termination within one year after the occurrence of the Good Reason event.
9.	Excise Tax-Related Provisions.
     Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between GCG and/or the Company and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and GCG otherwise agree in writing, any determination required under this Section shall be made in writing by GCG’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and GCG for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. GCG, the Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. If this Section 9 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for GCG to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to GCG as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).
10.	Non-Competition and Non-Disclosure; Executive Cooperation; Non- Disparagement; Clawback.
     (a) Non-Competition. During the Term and, if Executive’s employment with GCG is terminated by GCG for Cause or voluntarily by Executive without Good Reason (whether before or after a Change of Control), for a period of 12 months after such termination of employment, Executive will not enter into or engage in Competition (as defined below) with GCG or the Company (unless consented to by the Company in writing).
“Competition” shall mean:
(i)	participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States) in the class-action settlement or bankruptcy administration business, the loss adjusting business, or any other business engaged in by GCG or the Company during the Term or business opportunity being planned or pursued by GCG or the Company at the time of Executive’s termination of employment unless Executive was not aware of such planned or pursued business opportunity (collectively, the “Business”), provided, however, that such participation shall not include the mere ownership of not more than one percent of the total outstanding stock of a publicly held company; or

(ii)	soliciting, diverting, taking away or attempting to take away, directly or indirectly, for himself or on behalf of any other individual or company, any of GCG’s or the Company’s contacts, customers or clients or the business or patronage of any such contacts, customers or clients or in any way interfering with, disrupting or attempting to disrupt any then existing relationships between GCG or the Company and any of their contacts, customers or clients or other individuals or companies with whom they deal or contacting or entering into any business transaction with any such contacts, customers or clients or other individuals or companies for any purpose related to the Business; or

(iii)	recruiting, soliciting or inducing of employee or employees of GCG or the Company to terminate their employment with, or otherwise cease their relationship with, GCG or the Company, as the case may be, or hiring or assisting another person or company to hire any employee of GCG or the Company. The foregoing notwithstanding, if requested by a company with which Executive is not affiliated, Executive may serve as a reference for any person who at the time of the request is not an employee of GCG or the Company.
It is understood that this Section 10(a) will not preclude or prevent Executive from working as a lawyer or for a law firm if the activities of Executive in no way compete with the businesses conducted by GCG and the Company. Furthermore, this Section 10(a) does not preclude or prevent Executive from working for a company engaged in a competitive business provided Executive does not directly or indirectly provide any services to the competitive business.
     (b) Confidential Information. During and after the Term, Executive shall hold in a fiduciary capacity for the benefit of GCG and the Company all Confidential Information. Except in the proper performance of his duties under this Agreement, Executive shall not, without prior written consent of GCG (which consent shall not unreasonably be withheld), unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any Confidential Information to anyone other than GCG or the Company and those designated by GCG or the Company. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than GCG or the Company and those designated by GCG or the Company, to the extent possible under applicable law Executive shall promptly notify GCG of any such order and shall cooperate fully with GCG in protecting such information.
     As used herein, Confidential Information means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information also includes data and information relating to the business of GCG or the Company which is or has been disclosed to Executive which Executive became aware as a consequence of or through his relationship to GCG or the Company and which has value to GCG or the Company and is not generally known to third parties. Confidential Information shall not include any data or information that (i) has been voluntarily or involuntarily disclosed to the public by GCG or the Company (except where such public disclosure has been made by Executive without authorization); (ii) has been independently developed and disclosed by others; (iii) that otherwise enters the public domain through lawful means; (iv) is within Executive’s general business or industry knowledge, know-how, or expertise (“Know-how”) and such Know-how is of a generic nature and not specifically pertaining to GCG or the Company, including without limitation know-how obtained or developed in connection with Executive’s employment by GCG or the Company.
     Upon termination of Executive’s employment with GCG, or at any time as GCG may request, Executive will promptly deliver to GCG all documents (whether prepared by GCG, Executive or a third party) relating to GCG or the Company or any of their business or property which he may possess or have under his direction or control, including all documents and other media containing information belonging or relating to GCG or the Company or their affiliates and information relating to clients or customers and prospects of GCG or the Company or their affiliates. Executive will not retain copies of such documents or information in any form.
     (c) Cooperation With Regard to Litigation. Executive agrees to cooperate with GCG and the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of GCG or the

Company or any of their subsidiaries or affiliates, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist GCG and the Company, or any of their subsidiaries or affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the GCG or Company Board or its representatives or counsel, or representatives or counsel to GCG or the Company, or any of their subsidiaries or affiliates, as may be reasonably requested and after taking into account Executive’s post-termination personal and business responsibilities and obligations; provided, however, that nothing in this provision shall compel Executive to waive his privilege under the Fifth Amendment to the United States Constitution. GCG and the Company agree to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance, including any lost compensation.
     (d) Non-Disparagement. Executive shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to GCG or the Company, their subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Likewise, during the Term and thereafter, GCG and the Company, and their officers, directors, employees and other persons within the control of GCG and the Company, including Executive’s successor in office, shall not make any such statements or representations or take any action which may, directly or indirectly, disparage or be damaging to Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.
     (e) Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 6 and 7 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute a general release in the standard form employed by GCG, releasing any and all claims against GCG, the Company, or their officers, directors, employees or agents, arising out of Executive’s employment (other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any benefit plan or arrangement of GCG or the Company including any right to indemnification by the Company or GCG that Executive may have).
     (f) Forfeiture and Clawback of Compensation Upon Violation of Covenants. The provisions of Sections 6 and 7 notwithstanding, if Executive materially fails to comply with the provisions of Section 10(a), (b), (c), or (d) during the Term or thereafter (a “Material Failure to Comply”), Executive shall be subject to the forfeiture and clawback of compensation specified in this Section 10(f); provided, however, the remedies specified in this Section 10(f) shall not be triggered unless the Company has given written notice to Executive within three months after the Company became or should have become aware of the event or circumstances asserted to constitute a Material Failure to Comply specify the event or circumstances that constitute grounds for the forfeiture and clawback, and, if such Material Failure to Comply is capable of being cured, providing a period of 30 calendar days for Executive to cure such Material Failure to Comply. Upon the triggering of the remedies under this Section 10(f), Executive shall forfeit all rights to future payment of compensation under Section 6 and 7, and all outstanding stock options and all unvested PSUs, Restricted Stock, and other equity awards under Company plans. In addition, compensation realized by Executive shall be subject to clawback as follows:

(i)	Compensation Realized After Material Failure to Comply. All after-tax compensation earned and paid under Sections 4, 5 (other than 5(b) and 5(c)), 6 or 7 since the earliest applicable Material Failure to Comply and all after-tax compensation realized upon an exercise, vesting of stock options, Restricted Stock, PSUs, or other equity awards (together with any dividends or dividend equivalents paid or credited) since the earliest applicable Material Failure to Comply must be repaid in full to the Company. In the case of options, Executive shall be required to pay to the Company an amount equal to the after-tax difference between the aggregate fair market value of the shares acquired upon exercise at the date of exercise and the exercise price paid by Executive. In the case of other equity awards, Executive shall be required to pay to the Company an amount equal to the aggregate after-tax fair market value of the shares deliverable at the settlement date awards, less the amount paid by Executive, if any (together with any dividends or dividend equivalents paid or credited to Executive since the earliest applicable Material Failure to Comply).

(ii)	Compensation Realized Before the Material Failure to Comply. Executive shall be required to repay 50% of the after-tax amount of cash compensation earned and paid to him under Sections 4(b) and 4(c) in the 12-month period before the earliest applicable Material Failure to Comply and 50% of the after-tax value realized upon exercise, vesting of stock options, Restricted Stock, PSUs, or other equity awards (together with any dividends or dividend equivalents paid or credited) in the 12-month period before the earliest applicable Material Failure to Comply. The value realized in connection with equity awards shall be determined in the same manner as under Section 10(f)(i). The after-tax amounts or value shall be calculated based on Executive’s top marginal tax rates applicable to such income but taking into account the tax benefit to Executive, if any, that would result from the clawback.
     (g) Survival. The provisions of this Section 10 shall survive the termination of the Term and any termination or expiration of this Agreement.
     (h) Relief. Executive acknowledges that as a result of his employment by GCG, Executive will obtain secret and confidential information as to GCG or the Company, that GCG or the Company will suffer substantial damage which would be difficult to ascertain if Executive were to enter into Competition with GCG and that because of the nature of the information that will be known to Executive is necessary for GCG and the Company to be protected by the prohibition against Competition set forth in this Section 10, as well as the restrictions on confidentiality set forth herein. Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of GCG and the Company and that part of the compensation paid under this Agreement (including the agreement to pay severance under Section 7 in certain instances) is in consideration for the agreements in this Section 10. In the event of a breach or potential breach of Section 10(a) or 10(b), Executive acknowledges that GCG and/or the Company will be caused irreparable injury and that money damages may not be an adequate remedy and agrees that GCG and/or the Company shall be entitled to injunctive relief (in addition to any other remedies at law) to have the provisions of Section 10(a) and 10(b) enforced.

11.	Governing Law; Disputes; Arbitration.
     (a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 10 is unenforceable because of the duration or geographic scope of such provision or because it extends over too great a range of activities, it is the parties’ intent that such court shall modify and limit the duration, geographic scope, and/or range of activities specified in the provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified and limited form, such provision shall be enforced.
     (b) Arbitration. In the event of any dispute or claim relating to or arising out of this Agreement, such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties. Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in New York, New York. If the parties cannot agree upon such arbitrators within 20 days after submission of a party’s request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association. The parties agree that the existence, content and result of any arbitration proceeding shall be confidential, except to the extent that GCG or the Company or Executive determines it is required to disclose such matters in accordance with applicable laws. Each party shall be responsible for payment of its own attorneys’ fees and expense in any such arbitration regardless of the outcome of the arbitration.
12.	Miscellaneous.
     (a) Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by GCG, any parent or predecessor company, and subsidiaries of GCG or the Company during the Term, except for contracts relating to compensation under executive compensation and employee benefit plans (including equity or equity-based awards) of the Company and its subsidiaries and rights and benefits referred to in clause (iii) of the last sentence of Section 1. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided (except for Executive’s rights under other agreements as referenced in the preceding sentence and any separate rights to indemnification Executive may have), and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of GCG or the Company.
     (b) Successors; Transferability. GCG and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of GCG continues) to all or substantially all of the business and/or assets of GCG to expressly assume and agree to perform this Agreement in the same manner and to the same extent that GCG and the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “GCG” and “Company” shall mean each of those entities as hereinbefore defined and any successor to the business and/or assets of such entity which assumes and agrees to perform this Agreement by operation of law or otherwise and, in the case of an acquisition of GCG or the Company in which the corporate existence of GCG or the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, GCG or the Company may transfer and assign this Agreement and its rights and obligations hereunder to any successor to all or substantially all of the business and/or assets of GCG. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 12(n).
     (c) Right of First Refusal. Executive shall have a right of first refusal with respect to any sale or disposition of GCG by the Company or of all or substantially all of the assets of GCG by GCG; provided that other executives of GCG may be granted like rights of first refusal that may be exercised jointly with the right granted hereunder to Executive. In the event any such transaction with a third party is proposed by the Company or GCG, Executive shall be given notice of the proposed transaction and its terms and shall have a period of 60 days in which Executive (together with any other GCG executive exercising such a right jointly) may purchase GCG on like terms; provided, however, that if any credit is to be extended to the purchaser, Executive must present creditworthiness equivalent to that of the third party.
     (d) Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
     If to the Company and GCG:
CRAWFORD & COMPANY
5620 Glenridge Drive, N.E.
Atlanta, GA 30342
Attention: General Counsel
     and
THE GARDEN CITY GROUP, INC.
105 Maxess Road
Melville, NY
Attention: General Counsel
     If to Executive:
David A. Isaac
213 Overlook Road
New Rochelle, NY 10804

     with copy to:
Paul M. Ritter, Esq.
Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, NY 10036-7798
(212) 479-6000
If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.
     (e) Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.
     (f) Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.
     (g) No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.
     (h) No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment, and amounts of compensation and benefits received by Executive from any other employer shall not reduce the obligations of the Company or GCG hereunder; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 5(b) hereof, any such benefits to be provided by GCG or the Company to Executive following the Term shall be correspondingly reduced.
     (i) Offsets; Withholding. The amounts required to be paid by GCG or the Company to Executive pursuant to this Agreement shall not be subject to offset for any amounts that are owed to GCG or the Company by Executive other than such amounts owed due to his receipt of funds as a result of his fraudulent activity or under the provisions of Section 10(f). The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 6 and 7, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions. In this regard, Executive shall be entitled to elect to have the Company withhold shares of common stock deliverable upon exercise of stock options or in settlement of other equity awards to satisfy mandatory tax withholding obligations, subject to the approval of the Company which shall not be unreasonably withheld.

     (j) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of GCG, the Company and their successors and assigns.
     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     (I) Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by GCG and the Company, and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.
     (m) Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 7(a) and shall have no further obligations to Executive hereunder. Notwithstanding a termination by the Company under this Section 12(m), Executive’s obligations under Section 10 of this Agreement shall survive such termination.
     (n) Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.
13.	Indemnification.
     (a) Indemnification. GCG, to the fullest extent permitted or authorized by the laws of the State of Delaware that govern indemnification of officers and directors of corporations, shall indemnify Executive if he is or was involved in any manner (including, without limitation as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of GCG to procure a judgment in its favor (a “Proceeding”) by reason of the fact that Executive is or was a director, officer, employee or agent of (a) GCG, (b) a corporation in which GCG had at the time of such service, directly or indirectly, a 50% or greater equity interest; (c) a not-for-profit corporation if such service is at the request of GCG; or (d) any other corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) if such service is at the request of GCG, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such Proceeding.

     (b) Advances. GCG shall advance to the Executive, to the extent permitted by Delaware law that governs indemnification of officers and directors of corporations, all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by GCG of a written request, with appropriate documentation, for such advance. Executive hereby agrees to repay the amount of any advance, if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses. All payments made to or on behalf of Executive pursuant to this Section 13 will be deemed advances for purposes of this Section 13.
     (c) Company Indemnification. The Company, to the fullest extent permitted or authorized by the laws of the State of Georgia that govern indemnification of officers, directors and employees of corporations, shall indemnity Executive as if he were an officer of the Company.
     (d) Scope of Indemnification. The provisions of this Section 13 shall cover Proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions relating to GCG or any of its affiliates that heretofore have taken place during Executive’s tenure with GCG. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of Executive to indemnification pursuant to applicable law or any other indemnification agreement, arrangement, policy or other commitment of the Company or GCG as may be from time to time in effect.
     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this instrument to be duly executed as of the date first above written.

CRAWFORD & COMPANY

By:	/s/ Kevin B. Frawley

Name: Kevin B. Frawley
Title: EXEC. VICE-PRESIDENT

THE GARDEN CITY GROUP, INC

By:	/s/ Neil L. Zola

Name: Neil L. Zola
Title: President

EXECUTIVE

/s/ David A. Isaac

David A. Isaac

ATTACHMENT TO EMPLOYMENT AGREEMENT
THE GARDEN CITY GROUP, INC.
Subsidiary of Crawford & Company
Performance Shares Award Accounting Impact Summary

	Pretax Income Growth over $9.239 million “Base”*
	Minimum		Target		Stretch
Performance Period	10% Rate		15% Rate		20% Rate
2006	$10.163	mil.	$10.625	mil.	$11.087	mil.
2007	11.179		12.219		13.304
2008	12.297		14.051		15.965

Total Pretax Income	$33.639		$36.896		$40.356

Incremental Pretax Income over $27,717 “Base”[1]	5.922	mil.	9.178	mil.	12.639	mil.

Number of Shares Vested	225,000		450,000		450,000

					112.500
Three Year Charge to Earnings at $7 per share	$1.575	mil.	$3.150	mil.	$3.150	mil.
					0.788

Charge as Percent of Incremental Pretax Income	26.60%		34.32%		31.15%

2009	$13.527	mil.	$16.159	mil.	$19.158	mil.
2010	14.880		18.583		22.990

Total Pretax Income	$28.407	mil.	$34.742	mil.	$42.148	mil.

Cumulative Five Year Total Pretax Income	$62.046	mil.	$71.637	mil.	$82.504	mil.

Incremental Pretax Income over $48,195 “Base”[2]	$17.788	mil.	$25.442	mil.	$36.309	mil.

Cumulative Number of Shares Vested	375,000		750,000		750,000
					187,500

Five Year Charge to Earnings	$2.625	mil.	$5.250	mil.	$5.250	mil.
					1.313

Charge as Percent of Incremental Pretax Income	14.76%		20.64%		18.08%

*	Pretax income based on May 2005 forecast and business plan.

[1]	$9.239 million times 3 for 3 year performance

[2]	$9.239 million times 5 for 5 year performance